EXHIBIT 99.1

Explanation of Responses

(1)                          Prior to the transaction reported herein, TD Group Holdings, LLC (“TD LLC”) owned an aggregate of 14,410,837 shares of common stock (the “Common Stock”), par value $0.01 per share, of TransDigm Group Incorporated (the “Company”).  On May 12, 2008, TD LLC distributed an aggregate of 3,027,636 shares of Common Stock to its members (the “LLC Distribution”), which distribution was made on a pro rata basis with no consideration being paid to TD LLC in connection therewith.  In connection with the LLC Distribution, Warburg Pincus Private Equity VIII, L.P. (“WP VIII”), in its capacity as a member of TD LLC, received an aggregate of 2,556,509 shares of Common Stock and, immediately following the receipt thereof, distributed all such shares to its partners on a pro rata basis and received no consideration in connection therewith (the “WP Distribution”).  WP VIII, including two affiliated partnerships, is the managing member of TD LLC, and as such, has voting and investment power over the shares of Common Stock held by TD LLC, including the shares with respect to which WP VIII does not have a pecuniary interest. WP VIII disclaims beneficial ownership of all shares of Common Stock in respect of which WP VIII does not have a pecuniary interest. Warburg Pincus Partners, LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII.   WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Entities”).  Michael Graff, a director of the Company, is a General Partner of WP and Managing Director and Member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Graff may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by TD LLC.  Mr. Graff disclaims beneficial ownership of all shares held by TD LLC except to the extent of any pecuniary interest therein.  WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Common Stock held by TD LLC.  WP Partners LLC and WP LLC disclaim beneficial ownership of all such shares held by TD LLC except to the extent of any pecuniary interest therein.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Entities.   Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock held by TD LLC except to the extent of any pecuniary interest therein. The address of the Warburg Entities is 466 Lexington Avenue, New York, New York 10017.

(2)                          In connection with the WP Distribution, an aggregate of 4,173 shares were transferred to Mr. Graff or trusts established for the benefit of his family members.  Mr. Graff disclaims beneficial ownership of all such shares held by any such trust except to the extent of any pecuniary interest therein.